1. Name and Address of Reporting Person
   LONG, JOHN C.
   2400 Bernville Road
   P.O. Box 12888
   Reading, PA 19612
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   01/15/2003
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Issuer Name and Ticker or Trading Symbol
   Arrow International, Inc.
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Treasurer
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Beneficially Owned
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
Common Stock                                775.58                 D

TABLE II -- Derivative Securities Beneficially Owned
+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
Stock Options (Right to  08/31/2000 08/31/2009 Common Stock            2000      $29        D
buy) <F1>                <F2>
Stock Options (Right to  09/09/1998 09/09/2007 Common Stock            1200      $31.875    D
buy) <F3>                <F4>
Stock Options (Right to  09/10/2002 09/10/2011 Common Stock            5000      $36.73     D
buy) <F1>                <F5>
Stock Options (Right to  01/15/2004 01/15/2013 Common Stock            5000      $41.05     D
buy) <F1>                <F6>

Explanation of Responses:

<F1>
The reporting person was awarded these securities pursuant to the Arrow International, Inc. 1999 Stock Incentive Plan.
<F2>
Subject to the reporting person's continued employment with the Company, the options became exercisable in five equal annual installments beginning on August 31, 2000.
<F3>
The reporting person was awarded these securities pursuant to the Arrow International, Inc. 1992 Stock Incentive Plan.
<F4>
Subject to the reporting person's continued employment with the Company, the options became exercisable in five equal annual installments beginning on September 9, 1998.
<F5>
Subject to the reporting person's continued employment with the Company, the options became exercisable in five equal annual installments beginning on September 10, 2002.
<F6>
Subject to the reporting person's continued employment with the Company, the options become exercisable in five equal annual installments beginning on January 15, 2004.

SIGNATURE OF REPORTING PERSON
/s/ JOHN C. LONG

DATE
01/23/2003